Issuer Free Writing Prospectus dated September 23, 2020

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated September 18, 2020

Registration Statement No. 333-248303

ASANA, INC.

This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-248303) (the “Registration Statement”) that Asana, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On September 23, 2020, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.

The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by email at ir@asana.com.

Appendix A

Asana Announces Update Regarding Conversion of Shares of Class B Common Stock to Shares of Class A Common Stock

San Francisco, CA, September 23, 2020 – Asana, Inc. (“Asana”), a leading work management platform for teams, today announced that, as of September 22, 2020, there are 58,513,903 shares of Class A common stock outstanding and 96,068,201 shares of Class B common stock outstanding. Only shares of Class A common stock will be listed for trading on the New York Stock Exchange. Asana will provide another update regarding the conversion of shares of Class B common stock to shares of Class A common stock prior to the expected commencement of trading of Class A common stock on the New York Stock Exchange on September 30, 2020. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.

Asana has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission that registers for resale shares of Class A common stock and that was declared effective on September 21, 2020. Copies of the prospectus relating to the Registration Statement may be obtained from Asana, Inc., c/o Investor Relations, 1550 Bryant Street, Suite 200, San Francisco, CA 94103, or via ir@asana.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, the Company’s expected listing on the New York Stock Exchange on September 30, 2020. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,”

“predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “continue,” “would,” “objective,” “plan,” “seek,” “grow,” “if,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on September 18, 2020 as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to grow or maintain its dollar-based net retention rate, expand usage of its platform within organizations, and sell subscriptions to its platform; the Company’s ability to convert individuals, teams, and organizations on the Company’s free and trial versions into paying customers; the timing and success of new features, integrations, capabilities, and enhancements by the Company, or by the Company’s competitors to their products, or any other changes in the competitive landscape of the Company’s market; the Company’s ability to achieve widespread acceptance and use of its platform; growth in the work management market; the amount and timing of operating expenses and capital expenditures, as well as entry into operating leases, that the Company may incur to maintain and expand the business and operations and to remain competitive; the Company’s focus on growth to drive long-term value; the timing of expenses and the Company’s expectations regarding its cost of revenues, gross margin, and operating expenses; the effect of uncertainties related to the global COVID-19 pandemic on the Company’s business, results of operations, and financial condition; expansion of the Company’s sales and marketing activities; the Company’s protections against security breaches, technical difficulties, or interruptions to its platform; the Company’s ability to successfully defend litigation brought against the Company, potential dispute-related settlement payments, or other litigation-related costs; the Company’s expectations about additional hiring; potential pricing pressure as a result of competition or otherwise; anticipated fluctuations in foreign currency exchange rates; potential costs and the anticipated timing of expenses related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs; general economic conditions in either domestic or international markets, including the societal and economic impact of the COVID-19 pandemic, including on the rate of global IT spending, and geopolitical uncertainty and instability; and other risks and uncertainties. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting its Investor Relations website at investors.asana.com or the SEC’s website at www.sec.gov.

Contacts

Catherine Buan

Asana Investor Relations

ir@asana.com

Stephanie Hess

Asana Corporate Communications

press@asana.com